PRESS RELEASE
                                                                                                         EXHIBIT 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:     (412) 442-8290

Release date: October 20, 2011	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, OCTOBER 20, 2011 – The Board of Directors of Matthews International Corporation (NASDAQ GSM: MATW) today declared a quarterly dividend of $0.09 per share on the Company’s common stock.  The quarterly dividend has been increased one cent per share, or 12.5%, from $0.08 to $0.09.  The dividend is payable November 14, 2011 to stockholders of record October 31, 2011.

Joseph C. Bartolacci, President and Chief Executive Officer, stated, “Our dividend increase reflects the consistent strength of Matthews’ financial position despite the challenging economic climate and the continued growth of our earnings and free cash flow.  In addition, we remain confident in our long-term growth strategies.”  Mr. Bartolacci noted that Matthews has increased its dividend every year since the Company became a publicly traded stock in July 1994.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.